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                          UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, DC  20549


                            FORM 8-K
                         CURRENT REPORT


  Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


     Date of Report (date of earliest event reported): July 17, 1996


                     SUIZA FOODS CORPORATION
     (Exact name of registrant as specified in its charter)


          DELAWARE                  340-28130                  75-2559681
(State or other jurisdiction     (Commission File          (I.R.S. Employer
     of incorporation)               Numbers)              Identification No.)


             3811 Turtle Creek Boulevard, Suite 1300
                      Dallas, Texas  75219


(Address, including zip code, of registrant's principal executive offices)


     Registrant's telephone number, including area code (214) 528-0939

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Item 2.   ACQUISITION OR DISPOSITION OF ASSETS.

          On July 19, 1996, Suiza Foods Corporation ("Suiza", the "Registrant") through a wholly-owned acquisition subsidiary, acquired all of the outstanding stock of Garrido Y Compania, Inc. ("Garrido") for approximately $35 million in cash and other potential future consideration. Funding for this purchase was provided by a group of banks led by Chase Manhattan through an amendment to the Registrant's existing credit facilities. Garrido is a Puerto Rico based processor and purveyor of coffee and related products. Garrido is the second largest roaster and grinder of coffee in Puerto Rico and was purchased from members of the founding family. Current management will remain in place and operate the company as a subsidiary of Suiza. Garrido recorded sales for the twelve months ended
March 31, 1996 of approximately $27.5 million. In addition to marketing coffee in Puerto Rico under the Garrido -Registered Trademark-, Cafe Crema
- -Registered Trademark- and Cafe Adjuntas -Registered Trademark- brand names, Garrido also markets Alto Grande -Registered Trademark- super premium coffee internationally.

Item 7.        FINANCIAL STATEMENTS AND EXHIBITS.

          (a) Due to the fact that Garrido's fiscal year end is June 30, 1996, audited financial statements are not currently available. It is, therefore, currently impracticable to provide such financial statements. The Registrant expects to receive and provide such financial statements within 60 days from the date of this report on Form 8-K.

          (b) Due to the fact that Garrido's fiscal year end was June 30, 1996, audited financial statements are not currently available. It is, therefore, currently impracticable to provide proforma financial information relative to the acquired business. The Registrant expects to receive and provide such financial information within 60 days from the date of this report on Form 8-K.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   ---------------------------------------
                                   Suiza Foods Corporation


                                   /s/ Tracy L. Noll
                                   ---------------------------------------
                                   Tracy L. Noll
                                   Vice President, Chief Financial Officer


Date:  July 31, 1996